EXHIBIT 18
                           EATON VANCE INVESTMENT TRUST

                               MULTIPLE CLASS PLAN

                            As amended March 18, 1996

         WHEREAS, Eaton Vance Investment Trust (the "Trust") engages in business as an open-end investment company with multiple series and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, the Trustees of the Trust have established two classes of shares of the series of the Trust which are listed on Schedule A hereto (the "Funds"), such classes having been designated Class I and Class II (the "Classes");

         WHEREAS, each Fund is established in accordance with Section 18(f)(2) of the Act, its shares are registered on Form N-1A under the Securities Act of 1933, and it is entitled to have a multiple class plan adopted on its behalf by the Trust pursuant to Rule 18f-3 under the Act;

         WHEREAS, the Trustees of the Trust desire to set forth herein the separate arrangements, expense allocations, and any related conversion features or exchange privileges of the Classes; and

         WHEREAS, the Trustees of the Trust (including a majority of those Trustees who are not interested persons of the Trust) have determined that adoption of this Multiple Class Plan, including the expense allocations set forth herein, is in the best interests of each Class individually and each Fund as a whole.

         NOW, THEREFORE, the Trust hereby adopts this Multiple Class Plan (this "Plan") on behalf of each Fund in accordance with Rule 18f-3 under the Act and containing the following terms and conditions:

         1. Pursuant to the Fund's Distribution Plan and related Distribution Agreement adopted pursuant to Rule 12b-1 under the Act, and pursuant to various actions taken by the Trustees, Class I and Class II shares are subject to different distribution arrangements and accordingly are subject to different expenses related thereto, including shareholder service expenses. As set forth in the Fund's prospectus, Class I shares are subject to payments under the Distribution Plan of sales commissions and distribution fees in amounts not exceeding .75% of the Fund's average daily net assets attributable to the Class I shares for each fiscal year of the Fund, as well as a contingent deferred sales charge. Both Class I and Class II shares are subject to service fee payments in amounts not exceeding .25% of the average daily net assets attributable to such Class for each fiscal year of the Fund.

         2. At the discretion of the Treasurer of the Trust, each Class may pay a different share of other expenses (not including advisory or custodial fees or other expenses related to the management of the Fund's assets) that are actually incurred in a different amount by that Class or if the Class receives services of a different kind or to a different degree than another Class. Such expenses include, but are not limited to, the following (a) transfer agency costs (including entities performing account maintenance, dividend disbursing or subaccounting activities and administration of dividend reinvestment, systematic investment and withdrawal plans) attributable to a Class, (b) the cost of preparing, printing and mailing materials such as shareholder reports, prospectuses and proxy materials to current shareholders of a Class, (c) any registration fees of the Securities and Exchange Commission and state securities agencies, (d) the expense of administrative personnel and services required to support the shareholders of a Class, (e) Trustees' fees or expenses incurred as a result of issues or matters relating to a Class or (f) legal, auditing and accounting expenses relating to a Class. Such expense allocation is subject to the continuing availability of a ruling of the Internal Revenue Service or an opinion of counsel to the effect that the payments made under a Fund's Rule 12b-1 Plan and other Class specific expenses with respect to Class I shares do not result in such Fund's dividends or distributions constituting "preferential dividends" under the Internal Revenue Code

         3. Income, realized and unrealized capital gains and losses, and expenses of the Fund not allocated to a particular Class pursuant to the foregoing shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Fund.

         4. For shares purchased prior to April 26, 1996, Class I shares shall automatically convert to Class II shares on the fourth anniversary on which Class I shares were purchased. For shares purchased thereafter, Class I shares held for the longer of (i) four years or (ii) the time at which the contingent deferred sales charge applicable to such shares expires will automatically convert to Class II shares. Such conversion will occur during the month following the expiration of the holding period. Such conversion shall be effected on the basis of the relative net asset values per share of the two Classes without the imposition of any sales load, fee or other charge. For purposes of this conversion, all distributions paid on Class I shares which the shareholder elects to reinvest in Class I shares will be considered to be held in a separate sub-account. Upon the conversion of Class I shares not acquired through the reinvestment of distributions, a pro rata portion of the Class I shares held in the sub-account will also convert to Class II shares. This portion will be determined by the ratio that the Class I shares being converted bear to the total of Class I shares (excluding shares acquired through reinvestment) in the account. This conversion feature is subject to the continuing availability of a ruling from the Internal Revenue Service or an opinion of counsel that the conversion is not taxable for federal income tax purposes.

         5. Class I and Class II shares may be exchanged for shares of other funds in the Eaton Vance Marathon family of funds, which may change from time to time, subject to the terms, conditions and limitations set forth in the relevant prospectus. Class I shares that are exchanged will not by reason of such exchange be subject to a contingent deferred sales charge, but the shares acquired in one or more exchanges may be subject to such a sales charge depending upon the date of the original purchase of exchanged shares.

         6. This Plan shall not take effect until after it has been approved by both a majority of Trustees and a majority of those Trustees who are not interested persons of the Trust.

         7. This Plan shall continue indefinitely, unless terminated or amended. All material amendments to this Plan shall be approved in the manner provided for Trustee approval of this Plan in Section 6. Additional series of the Trust with Classes of shares may become subject to this Plan upon Trustee approval as provided for in Section 6 and amendment of Schedule A hereto.

                                      * * *

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                                   Schedule A


              EV Marathon Arizona Limited Maturity Municipals Fund
             EV Marathon California Limited Maturity Municipals Fund
            EV Marathon Connecticut Limited Maturity Municipals Fund
              EV Marathon Florida Limited Maturity Municipals Fund
           EV Marathon Massachusetts Limited Maturity Municipals Fund
              EV Marathon Michigan Limited Maturity Municipals Fund
              EV Marathon National Limited Maturity Municipals Fund
             EV Marathon New Jersey Limited Maturity Municipals Fund
              EV Marathon New York Limited Maturity Municipals Fund
                EV Marathon Ohio Limited Maturity Municipals Fund
            EV Marathon Pennsylvania Limited Maturity Municipals Fund